Exhibit 99

Superior Energy Services, Inc. Announces Third Quarter 2002 Results

HARVEY, La.--(BUSINESS WIRE)--Nov. 6, 2002--Superior Energy Services, Inc. (NYSE: SPN) today announced results for the third quarter ended September 30, 2002. For the quarter, revenues were $107.2 million resulting in net income of $1.9 million or $0.03 diluted earnings per share, as compared to revenues of $128.6 million and net income of $16.3 million or $0.24 diluted earnings per share, exclusive of goodwill amortization, for the third quarter of 2001.

For the nine months ended September 30, 2002, revenues were $324.8 million and net income was $16.3 million or $0.22 diluted earnings per share, as compared to revenues of $329.5 million and net income before cumulative effect of change in accounting principle of $43.5 million or $0.62 diluted earnings per share, exclusive of goodwill amortization, for the nine months ended September 30, 2001.

President and CEO Terry Hall Comments

President and CEO Terry Hall commented, "As we previously announced, third quarter activity was impacted by four tropical weather systems, which shut down a significant part of our operations in September, effectively negating much of the earnings from the prior months during the quarter. In October, most of our businesses returned to pre-storm activity levels. In addition, we have seen incremental activity as a result of storm-related projects, particularly for liftboats. We expect the fourth quarter to be substantially better than the third quarter, assuming storm-related work continues throughout the period."

Well Intervention Group Segment

Third quarter revenues for the Well Intervention Group were $36.1 million, a 10% decrease from the second quarter of 2002. Activity decreased for most well intervention services, including well control, hydraulic workover and mechanical wireline services as compared to the second quarter of 2002. This was partially offset by increased activity for electric line, pumping and stimulation and plug and abandonment services.

Rental Tools Segment

Revenues for the Rental Tools segment were $29.4 million, unchanged as compared to the second quarter of 2002. Rentals for stabilizers and handling tools increased slightly relative to the second quarter of 2002, while drill pipe, on-site accommodations and other downhole related tools were relatively flat.

Marine Segment

Superior's marine revenues were $14.3 million, a 19% decrease as compared to the second quarter of 2002. Utilization was down across all classes as a result of weather. September utilization was 38%. By contrast, utilization in July was 66% and in August it was 73%.

Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended September 30, 2002
($ actual)

Class	Liftboats	Average Dayrate	Utilization
105'	8	$2,611	69.3%
120-135'	8	3,216	69.2%
145-155'	11	5,662	54.4%
160'-175'	6	6,474	56.0%
200'	4	8,629	55.6%
230'-245'	2	14,771	11.4%
250'	2	15,807	76.0%

Other Oilfield Services Segment

Revenues in this segment were $27.4 million, a 7% increase as compared to the second quarter of 2002 due primarily to increased activity for waste disposal, field management, and construction and fabrication projects.

The Company will host a conference call at 10 a.m. Central Time (11 a.m. Eastern Time) today. The call can be accessed from Superior's website at www.superiorenergy.com, or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 and the replay passcode is 6447217. The replay is available beginning two hours after the call and ending November 11, 2002.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2002 and 2001
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2002	2001(A)	2002	2001(A)

Revenues	$107,213	$128,606	$324,769	$329,501

Costs and expenses:
Cost of services	67,136	67,876	188,514	171,913
Depreciation and
amortization	10,295	8,966	30,273	23,864
General and administrative	21,279	20,265	63,918	51,991

Total costs and expenses	98,710	97,107	282,705	247,768

Income from operations	8,503	31,499	42,064	81,733

Other income (expense):
Interest expense	(5,557)	(6,035)	(16,287)	(14,581)
Interest income	105	431	430	1,483
Equity in income of
affiliates	113	-	258	-
Income before income taxes and cumulative effect of change in principle

	3,164	25,895	26,465	68,635

Income taxes	1,218	10,616	10,189	28,140

Income before cumulative
effect of change in
accounting principle	1,946	15,279	16,276	40,495
Cumulative effect of change in accounting principle, net of income tax expense

	-	-	-	2,589

Net income	$1,946	$15,279	$16,276	$43,084

Basic earnings per share: Earnings before cumulative effect of change in accounting principle

	$0.03	$0.22	$0.22	$0.59
Cumulative effect of change in accounting principle
	-	-	-	0.04

Earnings per share	$0.03	$0.22	$0.22	$0.63

Diluted earnings per share:
Earnings before cumulative
effect of change in
accounting principle	$0.03	$0.22	$0.22	$0.58
Cumulative effect of change
in accounting principle	-	-	-	0.04

Earnings per share	$0.03	$0.22	$0.22	$0.62

Weighted average common shares used in computing earnings per share: Basic

	73,765	68,668	72,615	68,309

Diluted	74,543	69,379	73,634	69,460

(A)   Earnings per diluted share before cumulative effect of change in accounting principal, excluding goodwill amortization, net of taxes, was $0.24 and $0.62 for the three and nine months ended September 30, 2001, respectively (SFAS 142)

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2002 AND DECEMBER 31, 2001
(in thousands)

	09/30/2002 (Unaudited)	12/31/2001 (Audited)

ASSETS

Current assets:
Cash and cash equivalents	$4,666	$3,769
Accounts receivable - net	96,499	109,835
Income taxes receivable	5,575	11,694
Escrowed funds	10,734	-
Prepaid insurance and other	14,821	10,181

Total current assets	132,295	135,479

Property, plant and equipment - net	403,932	345,878

Goodwill - net	156,716	148,729
Notes receivable	-	23,062
Investments in affiliates	12,756	-
Other assets - net	7,432	12,372

Total assets	$713,131	$665,520

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$18,861	$34,843
Accrued expenses	33,861	26,841
Deferred income taxes	102	510
Current maturities of long-term debt	14,168	16,727

Total current liabilities	66,992	78,921

Deferred income taxes	63,850	47,390
Long-term debt	253,304	269,633

Total stockholders' equity	328,985	269,576

Total liabilities and stockholders'
equity	$713,131	$665,520

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended September 30, 2002 and 2001, and June 30, 2002
(Unaudited)
(in thousands)

Revenue	September 2002	June 2002	September 2001

Well Intervention Group	$36,115	$40,186	$52,179
Marine	14,326	17,760	21,351
Rental Tools	29,401	29,310	32,635
Other Oilfield Services	27,371	25,474	22,441

Total	$107,213	$112,730	$128,606

Gross Profit

Well Intervention Group	$11,701	$17,904	$23,972
Marine	2,870	6,799	10,970
Rental Tools	20,028	20,110	21,081
Other Oilfield Services	5,478	5,777	4,707

Total	$40,077	$50,590	$60,730

Contact:

Superior Energy Services Inc., Harvey
Terence Hall, Robert Taylor, or Greg Rosenstein
504/362-4321
www.superiorenergy.com